Exhibit (n)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 29, 2001, relating to the financial statements and financial highlights which appears in the November 30, 2000 Annual Report to Shareholders of The Hyperion Total Return Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", and "Financial Statements - Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
August 10, 2001